EXHIBIT 11


COMPUTATION OF INCOME PER SHARE

                                                   Three Months               Nine Months
                                             Ended September 30,       Ended September 30,
                                              1996         1995         1996         1995
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PRIMARY
Average shares outstanding ..........    6,534,112    6,526,825    6,545,112    6,524,448

Net effect of dilutive stock options-
based on the treasury stock method
using average market price ..........       18,780       42,339        8,673       46,316
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                                         6,552,892    6,569,164    6,553,785    6,570,764
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Net income (in thousands) ...........   $      924   $      451   $    2,669   $      792
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Per share amount ....................   $      .14   $      .07   $      .41   $      .12
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